Exhibit 16.1

March 27, 2020

Securities and Exchange Commission

100 F Street NE Washington, D.C. 20549

On March 27, 2020 GrowGeneration Corp dismissed us as its independent registered public accounting firm. We have read the Company’s statements included in Item 4.01 of Form 8-K regarding Changes in Registrant’s Certifying Accountant. We agree with such statements regarding our firm.

Very truly yours,

/s/ Connolly Grady & Cha, P.C.